Exhibit 10.28

CONFIDENTIALITY AND NON-COMPETE AGREEMENT

This Agreement, entered into this 1st day of February, 2004, is by and between Mannatech, Inc., a Texas corporation (the “Company”) and H. Reg McDaniel (“HM”).

WHEREAS, HM is a former employee of the Company;

WHEREAS, HM and the Company entered into a Confidentiality and Non-Compete Agreement dated June 21, 2002 (the “Prior Agreement”) which expired on June 21, 2003; and

WHEREAS, the Company wishes to provide certain compensation to HM in exchange for the obligations set forth in this Agreement;

NOW, THEREFORE, in consideration of these recitals and the promises and agreements set forth in this Agreement, the Parties hereby agree as follows:

1.	Nondisclosure: For a period of five (5) years following the execution of this Agreement, HM shall keep and retain in confidence and shall not disclose, except as required by the Company or by law, to any person, firm or corporation, or use for HM’s own purposes, any Confidential Information that he may have learned or obtained from the Company, or which is new Confidential Information provided in conjunction with this Agreement.

a.	Confidential Information: For the purposes of this section, such Confidential Information shall include, but is not limited to:

(1)	The Company’s operating procedures, processes, formulae, know-how, scientific, technical, or product information, whether patentable or not, which is of value to the Company and not generally known by the Company’s competitors;

(2)	All confidential information obtained from third parties and customers concerning their products, business, or the direct sale and/or network/multi-level marketing of dietary supplements;

(3)	Confidential business information of the Company, including, but not limited to, marketing and business plans, associates and down line information, strategies, projections, business opportunities, client identities or lists, sales and cost information, internal financial statements or reports, profit, loss, or margin information, customer price information, compensation plans and strategies; and,

(4)	Confidential Information shall not include information which:

(a)	Was in the receiving party’s possession, free of any obligation of confidence, prior to receipt from the disclosing party, as proven by the receiving party;

(b)	Is already in the public domain at the time the disclosing party communicated it to the receiving party, or becomes available to the public through no breach of this Agreement;

(c)	Is received independently from a third-party free to disclose such information to the receiving party;

(d)	Is developed by the receiving party independently of and without reference to any of the Confidential Information, as proven by the receiving party;

(e)	Is disclosed by the receiving party to a third-party, with the express prior written consent of the disclosing party;

(f)	Is disclosed by the receiving party in order to satisfy any legal requirement of any competent government body; provided, however, that immediately upon the receiving party’s receipt of any such request, the receiving party shall first advise the disclosing party of same before making any disclosure to such body, so that the disclosing party may either interpose an objection to such disclosure before such body, or take action to assure confidential handling of the Confidential Information by such body, or take action to protect the Confidential Information which the disclosing party deems appropriate under the circumstances; or

(g)	Is disclosed in the course of a criminal or civil investigation of conduct which allegedly violates any code, statute, ordinance, rule and/or regulation of the United States or of any state or political subdivision thereof.

Inevitable Use or Disclosure/Irreparable Harm: HM stipulates and agrees that, for a period of twelve (12) calendar months after the execution of this Agreement, if HM becomes a spokesperson for, employee, consultant, owner, partner, shareholder, officer, or director, of or shareholder of more than 5% of the outstanding stock of a publicly traded company for any business operation that is involved in the direct selling business generally and/or direct sales and/or network/multi-level marketing of dietary supplements and other similar products sold or distributed by the Company or any of its subsidiaries or in any manufacturing or formulation of such products, (collectively the “Business”) such conduct would result in the inevitable use and/or disclosure of Confidential Information acquired by or imparted to him. Based on this stipulation and agreement and for the consideration paid to him under the terms of this Agreement, HM is prohibited from becoming employed by, a consultant for, an officer, director or shareholder of more than 5% of the outstanding stock of, any business operation which competes in the Business currently engaged in by Company or any of its subsidiaries or affiliates for a period of twelve (12) months after execution of this Agreement. The Company will have the right to seek any injunctive relief necessary to prevent such irreparable harm and disclosure.

2. Non-Competition: In exchange for the mutual promises and obligations contained in this Agreement, and contemporaneous with its execution, the Company promises to deliver to HM or permit HM to acquire, be exposed to, and/or have access to new material, data, or information of the Company and/or its customers or clients that is confidential, proprietary and/or a trade secret. This includes, but is not necessarily limited to, the Confidential Information described on the attached Exhibit A, delivered or provided contemporaneously with the execution of this Agreement. By signing this Agreement, HM acknowledges receipt of the Confidential Information described in Exhibit A.

a.	In consideration of the mutual promises contained in this Agreement, the sufficiency of which is acknowledged by the parties, HM agrees that for a period of twelve (12) calendar months after the execution of this Agreement, he will not, either as a spokesperson, sales representative, or independent contractor for, employee, consultant, owner, partner, shareholder, officer, or director, of or shareholder of more than 5% of the outstanding stock of a publicly traded company, for any business operation which competes in the business currently engaged in by Company or any of its subsidiaries or affiliates, directly or indirectly:

(1)	Sell, recommend, or promote dietary supplements of a competitor of the Company or become a spokesperson for, employee, consultant, owner, partner, shareholder, officer, or director, of or shareholder of more than 5% of the outstanding stock of a publicly traded company for any business operation that is in the direct selling business generally, or in any business which competes in the business currently engaged in by Company or any of its subsidiaries or affiliates.

(2)	Solicit or attempt to solicit any employees, or Mannatech Associates with whom the Company has had any contract during the term of this Agreement or for a period of 12 calendar months preceding the date of this Agreement or otherwise induce such Customers to reduce, terminate, restrict or otherwise alter business relationships with the Company in any fashion;

Notwithstanding any provision of this Agreement, HM may speak at any trade, professional or industry association or scientific or educational meeting (other than on behalf of a competitor), and may conduct scientific research or evaluations of drugs, dietary supplements or similar products without disclosing any Confidential Information, and may research and/or develop prescription and/or over the counter drugs.

(c)	In recognition of the broad geographic scope of the Company’s business operations throughout the entire United States, and the ease of competing with the Company, the restrictions on competition set forth herein are intended to cover those cities and states in the United States of America and foreign countries in which the Company does business on the date of the execution of this Agreement.

3. Payment for Restrictive Covenants: In consideration for HM’s compliance with the respective obligations under this Agreement, HM shall receive a total fee in the amount of Twenty Five Thousand and no/100 Dollars ($25,000.00) once per month, during the term of this Agreement. Payments shall be on the last day of every month. The Company will not withhold or pay any amounts to any federal, state, or local authority with respect to or on behalf of HM. HM thereafter shall be solely responsible for all of federal, state, and local taxes and reports.

4. Independent Contractor: HM agrees that during the effective period of this Agreement, each will be an independent contractor for federal income tax and all other purposes, and will, accordingly, file, remit and pay all required amounts attributable to compensation paid under the terms of this Agreement to any and all taxing authorities, as required. Moreover, as an independent contractor and consultant, there is no agency, employee, partnership, or joint venture relationship between the Parties and therefore, HM may not bind the Company in any manner nor enter into any agreement on the Company’s behalf. HM shall not represent himself to any person or entity as an employee, officer, agent, representative, official or owner (except as a Shareholder or Associate) of the Company.

5. Authority: Each party hereto represents and warrants to the other that he has the authority to execute and deliver this Agreement and to perform hereunder.

6. Entire Agreement: This Agreement represents the entire understanding of the Parties with regard to the matters addressed herein. Except as otherwise contemplated hereby, this Agreement constitutes the entire agreement of the Parties, and supersedes all prior agreements and understandings (oral and written), between or among the Parties with respect to the subject matter hereof and that there are no other written or oral agreements between the parties, except the Independent Associates Agreement with respect to Mannatech distributor positions held by HM, jointly or individually.

7. Applicable Law: This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws or principles of such state.

8. Severability: If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term, there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

9. Termination: Notwithstanding anything to the contrary in this Agreement, the Company may terminate this Agreement and all obligations of all Parties hereto, including, upon termination of this Agreement, the Company’s obligations to make any further monthly payments contemplated by this Agreement in the event of HM breaches any of the terms of this Agreement, and the failure to cure such breach within 30 days following notice of such breach by the Company. HM may explain in writing his response to a written notice from the Company describing a claimed breach within ten (10) business days after receipt of such notice from the Company. The decision to terminate this Agreement will be made by Mannatech’s Board of Directors in its sole and exclusive discretion.

10. Non-Disparagement. HM further agrees to refrain from making disparaging comments about Mannatech, its executives, employees, Independent Associates and/or its proprietary products in any manner during the term of this Agreement and after the Agreement terminates, for any reason. The Parties agree to act in a manner consistent with favorable advancement and promotion of the Company and its products. This covenant shall also survive the termination of this Agreement.

11. Disputes. In the event of a dispute between the Parties and before any legal action is commenced, the Parties agree that the complaining party shall give specific and detailed notice to the other Party of the complaint, including the factual basis therefore. The Parties shall use their best efforts to resolve the complaint by face to face meeting conducted within 5 days of such notice of complaint. If the Parties cannot arrive at a mutually satisfactory solution to the complaint within 5 business days from the date of such notice of the complaint, the Parties shall attempt to resolve the complaint by non-binding mediation before a neutral mediator agreeable to the parties. The Parties shall use best efforts to schedule and conduct such mediation within 10 days after the date of the face to face meeting. The mediation shall take place at a neutral location in Dallas County, Texas.

12. Attorneys Fees. In any suit to enforce any provisions of this Agreement, The prevailing party in such proceeding shall be entitled to record and have awarded its reasonable attorney’s fees, costs and expenses of litigation in addition to any other relief to which it may be entitled.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 1st day of February, 2004.

/s/ H. Reg. McDAniel M.D.

H. REG MCDANIEL. M.D.

MANNATECH, INC.:

By:	/s/ Sam Caster

Sam Caster
Its:	Chairman and CEO

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